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                                                                    EXHIBIT 99.1




                     CTI MOLECULAR IMAGING UPDATES GUIDANCE


KNOXVILLE, TN - JULY 9, 2004 - CTI Molecular Imaging, Inc. (Nasdaq: CTMI) announced today that net revenues and earnings for the fiscal third quarter ended June 30, 2004 will be below prior expectations.

For the third quarter, net revenues are expected to be approximately $85 million to $90 million versus prior expectations of $95 million to $100 million. Earnings per share are expected to approximate $0.02 to $0.04, versus prior expectations of $0.08 to $0.11. This shortfall is attributable to fewer scanner shipments, which totaled 33 units on a consolidated basis in the third quarter. Despite the shortfall in scanner shipments, CTI Solutions will report continued growth in recurring revenues as FDG dose shipments increased 8% sequentially and 53% over the prior year. The company believes that CTI Solutions now holds a greater than 50% share of the domestic FDG market.

The company expects scanner shipments for the fourth quarter and full 2004 fiscal year to approximate 52 units and 156 units, respectively, on a consolidated basis. The company will provide detailed guidance for its fourth quarter at its next quarterly earnings conference call in early August. However, on a preliminary basis net revenues are expected to be at least $120 million and earnings per share are expected to range from $.17 to $.19.

"It has become apparent that the rate of unit growth in the domestic PET and PET/CT market has slowed considerably from the prior year. We believe that this slowdown is a result of the dramatic market shift to higher-priced PET/CT scanners. Since PET/CT's are significantly more expensive than dedicated PET systems, this product mix shift has caused a lengthening in the sales cycle and effectively priced out certain customers who do not yet have the physician referral base to financially support a PET/CT," said Ronald Nutt, Ph.D., President and Chief Executive Officer.

"The sales force integration with Siemens has progressed smoothly and both parties have enthusiastically embraced the new alignment," continued Dr. Nutt. "One result of this integration has been the ability for us to review our combined order pipelines such that we now have a much clearer perspective of the current market's strength. We believe that the market is currently in a consolidation phase as the adoption rate of PET is catching up with all the new capacity added during 2002 and 2003. We see this consolidation continuing for the next few quarters resulting in a flat market for PET and PET/CT scanners in 2005. The adoption rate of PET continues to build as we expect more than 900,000 PET scans to be performed in the United States this year, an approximate 50% increase over 2003. This continued growth in adoption, as well as new indications, give us great confidence in the long term growth potential of PET and we see the growth rate in scanner sales accelerating once again in 2006."

CONFERENCE CALL INFORMATION:
The dial-in number for today's call at 9:00 a.m. EDT is (706) 643-3432. A replay of the call will be available for one week until July 16, 2004. To hear this replay, please dial (800) 642-1687 and enter the reservation number 8596282. A simultaneous webcast of the call will be accessible via


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the internet at www.ctimi.com under the Investor Relations section. A replay of the webcast will also be archived on this site.

ABOUT CTI MOLECULAR IMAGING:
CTI Molecular Imaging, Inc. is a leading supplier of products and services for positron emission tomography (PET), a diagnostic imaging technology used in the detection and treatment of cancer, neurological disorders and cardiac disease. Additional information is available at: www.ctimi.com.

CONTACT:
CTI Molecular Imaging, Inc., Knoxville, TN
Michael A. Lawless, 865-218-2000

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which may be identified by words such as "assume," "expect," "anticipate," "intend," "estimate" or similar expressions, include statements regarding anticipated results of operations, expected levels of scanner shipments, future growth in the market for PET products and any other statements that necessarily depend on future events. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Various factors, including competition, market demand for PET products, and changes in technology, among others, could cause actual results to differ materially from those anticipated in the forward-looking statements. CTI undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect CTI or cause actual results to differ materially from those anticipated in forward-looking statements are included in CTI's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2003 and March 31, 2004.